EXHIBIT 99

Kentucky First Federal Bancorp
Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release February 23, 2011
Contact:	Don Jennings, President, or Clay Hulette, Vice President
(502) 223-1638
216 West Main Street
P.O. Box 535
Frankfort, KY 40602

Kentucky First Federal Bancorp Revises Earnings

Kentucky First Federal Bancorp (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced revised net earnings for the three month periods ended December 31, 2010 and 2009, as a result of recasting a prior period adjustment related to errors in the ESOP share release computation.  The prior period adjustment was made in accordance with the Security and Exchange Commission’s Staff Accounting Bulletin 108, which was more fully explained in the Company’s quarterly report on Form 10-Q, which was filed February 15, 2011.

The Company announced revised net earnings of $424,000 or $0.06 per diluted share, for the three months ended December 31, 2010, compared to revised net earnings of $203,000, or $0.03 per diluted share, for the three months ended December 31, 2009.  The Company also reported revised net earnings of $757,000 or $0.10 per diluted share for the six months ended December 31, 2010, compared to a revised net loss of $171,000 or $0.02 per diluted share for the six months ended December 31, 2009.

At December 31, 2010, the Company’s reported book value of $7.51 per share was unaffected by the revision.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At December 31, 2010, the Company had approximately 7,745,703 shares outstanding of which approximately 61.0% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Balance Sheets (as revised)

	December 31,	June 30,
	2010	2010
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$5,818	$8,362
Investment Securities	19,204	9,781
Loans Held for Sale	202	370
Loans Receivable, net	188,639	190,618
Other Assets	27,574	27,808
Total Assets	$241,437	$236,939

Liabilities
Deposits	$143,270	$144,969
FHLB Advances	38,196	32,009
Other Liabilities	1,814	2,153
Total Liabilities	183,280	179,131
Shareholders' Equity	58,157	57,808
Total Liabilities and Equity	$241,437	$236,939
Book Value Per Share	$7.51	$7.44

Condensed Consolidated Statements of Operations (as revised)
(In thousands, except share data)
	Six months ended December 31,		Three months ended December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Interest Income	$5,472	$5,759	$2,726	$2,865
Interest Expense	1,824	2,648	842	1,282
Net Interest Income	3,648	3,111	1,884	1,583
Provision for Losses on Loans	68	1,028	43	60
Non-interest Income	154	128	74	61
Non-interest Expense	2,608	2,473	1,282	1,277
Income (Loss) Before Income Taxes	1,126	(262)	633	307
Income Taxes (Benefit)	369	(91)	209	104
Net Income (Loss)	$757	$(171)	$424	$203
Earnings (loss) per share:
Basic	$0.10	$(0.02)	$0.06	$0.03
Diluted	$0.10	$(0.02)	$0.06	$0.03
Weighted average outstanding shares:
Basic	7,499,750	7,562,968	7,498,653	7,561,360
Diluted	7,499,750	7,562,968	7,498,653	7,597,926